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                                                                  EXHIBIT 12.2
                  STATEMENT REGARDING COMPUTATION OF RATIOS
                     RATIOS OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT RATIOS)


                                                                                Thirteen weeks ended
                                                                         --------------------------------
                                                                          April 29, 1995   April 30, 1994
                                                                          --------------   --------------
               Interest                                                      7,965             5,720
               Interest factor in  rental expense                            1,727             1,469
               Capitalized interest                                            307               341
(a)            Fixed charges, as defined                                     9,999             7,530
               Earnings before income taxes and cumulative effect
                of change in accounting principle                           25,823            27,980
                  Fixed charges                                              9,999             7,530
               Capitalized interest                                           (307)             (341)
(b)            Earnings, as defined                                         35,515            35,169
(c)            Ratio of earnings to fixed charges (b/a)                        3.6x              4.7x